CDK Global Declares Regular Quarterly Cash Dividend

HOFFMAN ESTATES, Ill. – June 9, 2022 – CDK Global, Inc. (Nasdaq: CDK) has declared a regular quarterly cash dividend of $0.15 per share payable on June 29, 2022 to shareholders of record at the close of business on June 20, 2022.

About CDK Global
With approximately $2 billion in revenues, CDK Global (NASDAQ: CDK) is a leading provider of retail technology and software as a service (SaaS) solutions that help dealers and auto manufacturers run their businesses more efficiently, drive improved profitability and create frictionless purchasing and ownership experiences for consumers. Today, CDK serves over 15,000 retail locations in North America. For more information, visit cdkglobal.com.

Contacts:

Investor Relations Contact: Reuben Gallegos 847.485.4000 reuben.gallegos@cdk.com	Media Contact: Tony Macrito 630.805.0782 tony.macrito@cdk.com